Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(949) 524-4035
Lschalow@chipotle.com IR Contact: Ashish Kohli (949) 524-4132 Akohli@chipotle.com

Chipotle ANNOUNCES STRONG FOURTH QUARTER 2018 RESULTS

COMP SALES UP 6.1%, AS TRANSACTIONS ACCELERATE

DIGITAL SALES SURPASS HALF A BILLION DOLLARS FOR FULL Year 2018

Fourth quarter highlights, year over year:

•	Revenue increased 10.4% to $1.2 billion
•	Comparable restaurant sales increased 6.1%, which included 2.0% of comparable restaurant transactions growth
•	Digital sales grew 65.6% and accounted for 12.9% of sales
•	Restaurant level operating margin was 17.0%, an increase from 14.9%
•

Diluted earnings per share was $1.15, a 25.8% decrease from $1.55. Adjusted diluted earnings per share was $1.72, excluding the impact of restaurant closure costs, corporate restructuring, and certain other costs, a 11.0% increase from $1.55.[1]

•	Opened 40 new restaurants and closed or relocated 12

Full year 2018 highlights, year over year:

•	Revenue increased 8.7% to $4.9 billion
•	Comparable restaurant sales increased 4.0%, net of a 0.8% decline in comparable restaurant transactions
•	Digital sales grew 42.4% and accounted for 10.9% of sales
•	Restaurant level operating margin was 18.7%, an increase from 16.9%
•

Diluted earnings per share was $6.31, a 2.3% increase from $6.17. Adjusted diluted earnings per share was $9.06, excluding the impact of restaurant closure costs, corporate restructuring, and certain other costs, a 33.0% increase from $6.81. [1]

•	Opened 137 new restaurants and closed or relocated 54

1 Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

NEWPORT BEACH, Calf. – February 6, 2019 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and year ended December 31, 2018.

“I'm very pleased to report strong fourth quarter results with 6.1% comparable restaurant sales growth that included 2% transaction growth. For the full year, Chipotle’s average unit volumes exceeded $2 million with digital sales surpassing half a billion dollars,” said Brian Niccol, Chief Executive Officer, Chipotle. “The growth acceleration this quarter gives us confidence that our strategy is working. When we connect with guests through great operations, relevant marketing focused on Chipotle’s great taste and real ingredients, and provide more convenient access, they respond enthusiastically.”

Fourth quarter 2018 results:

Revenue for the quarter was $1.2 billion, an increase of 10.4% from the fourth quarter of 2017. The increase in revenue was driven by a  6.1% increase in comparable restaurant sales and new restaurant openings. Comparable restaurant sales improved primarily as a result of an increase in average check which includes a 3.3% benefit from menu price increases. Comparable restaurant sales also improved due to a 2% increase in comparable restaurant transactions.

We opened 40 new restaurants during the quarter and closed or relocated 12, bringing the total restaurant count to 2,491.

Food, beverage and packaging costs were 33.2% of revenue, a decrease of 100 basis points compared to the fourth quarter of 2017. The decrease was primarily due to the benefit of menu price increases taken in late 2017 and early 2018 and to a lesser extent favorable avocado pricing, partially offset by increased freight expenses and higher paper and packaging costs.

Restaurant level operating margin was 17.0% in the quarter, an improvement from 14.9% in the fourth quarter of 2017.  The improvement was driven primarily by leverage from the comparable restaurant sales increase. This was partially offset by increased marketing and promotional costs and wage inflation at the crew level.

General and administrative expenses were 8.5% of revenue for the fourth quarter of 2018, an increase of 330 basis points, over the fourth quarter of 2017. The increase was primarily due to $15.1 million related to the corporate restructuring and other unusual charges, $10.8 million related to higher costs associated with our annual incentive cash bonus program (AIP), and $9.2 million in higher stock compensation due to a reversal of expense taken in the fourth quarter of 2017 for performance-based stock awards.

Impairment, closure costs, and asset disposals increased $6.7 million in the quarter compared to the fourth quarter 2017 primarily due to the planned closures of underperforming restaurants, offices affected by corporate restructuring, and the write down of the associated long-lived asset values.

The effective tax rate was 26.3% in the fourth quarter of 2018, compared to 28.8% in the fourth quarter of 2017.  The decrease was primarily due to the impact of the 2017 Tax Cuts and Jobs Act, or TCJA, and federal tax credits offset by unfavorable tax impacts of expirations and cancellations of various equity awards.

Net income for the fourth quarter of 2018 was $32.0 million, or $1.15 per diluted share, compared to net income of $43.8 million, or $1.55 per diluted share, in the fourth quarter of 2017. Excluding the impact of restaurant closure costs, corporate restructuring, and certain other costs, adjusted net income was $48.1 million and adjusted diluted earnings per share was $1.72.

Our Board of Directors has also approved the investment of up to an additional $100 million, exclusive of commissions, to repurchase shares of our common stock, subject to market conditions. This repurchase authorization, in addition to up to approximately $57.6 million available as of December 31, 2018, for repurchases under a previously announced repurchase authorization, may be modified, suspended, or discontinued at any time.

Full year 2018 results:

Revenue for 2018 was $4.9 billion, an increase of 8.7% from 2017. The increase in revenue was driven by new restaurant openings and a 4.0% increase in comparable restaurant sales. Comparable restaurant sales improved primarily as a result of an increase in average check, including a 4.0% benefit from menu price increases in late 2017 and early 2018, partially offset by 0.8% fewer comparable restaurant transactions.

We opened 137 new restaurants during the year and closed or relocated 54, in-line with previous guidance, bringing the total restaurant count to 2,491.

Food, beverage and packaging costs were 32.9% of revenue, a decrease of 140 basis points compared to 2017. The decrease was driven by the benefit of the menu price increases and relief in avocado prices. These decreases were partially offset by increased freight costs, and to a lesser extent increased costs associated with tortillas and rice.

Restaurant level operating margin was 18.7% for 2018, an improvement from 16.9% in 2017. The improvement was driven primarily by leverage from the comparable restaurant sales increase, combined with lower marketing and promotional expenses, partially offset by wage inflation at the crew level.

General and administrative expenses were 7.7% of revenue for 2018, an increase of 110 basis points, over 2017. The increase was due to $32.1 million related to the corporate restructuring and other unusual charges, $21.4 million related to higher costs associated with our annual incentive cash bonus program (AIP) and retention bonuses, $10.9 million associated with the biennial All Managers’ Conference that was held in September 2018, and the remaining increase primarily relates to general and administrative growth to support our restaurant growth and digitizing our restaurant experience. These increases were partially offset by the benefit of comparing against the non-recurring charge of $30.0 million recorded in the third quarter of 2017 related to a data security incident in the second quarter of 2017.

Impairment, closure costs, and asset disposals increased $53.3 million compared to 2017 primarily due to the planned closures of underperforming restaurants that began in the second quarter of 2018, as well as the closure of offices affected by corporate restructuring, and the write down of a large portion of the associated long-lived asset values.

The effective tax rate was 34.2% in 2018, compared to 36.1% in 2017.  The decrease was primarily due to the favorable impacts of the TCJA and federal tax credits offset by unfavorable tax impacts of expirations and cancellations of various equity awards.

Net income for 2018 was $176.6 million, or $6.31 per diluted share, compared to net income of $176.3 million, or $6.17 per diluted share, for 2017. Excluding the impact of restaurant asset impairment, corporate restructuring, and certain other costs, adjusted net income was $253.4 million and adjusted diluted earnings per share was $9.06.

Full Year 2019 Outlook

For 2019, management is anticipating the following:

•	Mid-single digit range comparable restaurant sales growth
•	140 to 155 new restaurant openings
•	An estimated effective full year tax rate between 27.0% and 30.0%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales, or sales comps, and comparable restaurant transactions, represent the change in period-over-period sales or paid transactions for restaurants in operation for at least 13 full calendar months.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less direct restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the fourth quarter 2018 financial results on Wednesday, February 6, 2019 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. Chipotle had nearly 2,500 restaurants as of December 31, 2018 in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With more than 70,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder and executive chairman, first opened Chipotle with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected comparable restaurant sales increases, new restaurant openings and effective tax rate in 2019 are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand,  including as a result of actual or rumored food-borne illness incidents or other negative publicity, the impact of competition, including from sources outside the restaurant industry, decreased overall consumer spending, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; risks associated with our increased focus on our digital business, delivery orders and catering, including our inability to continue to grow these business lines and risks arising from our reliance on third parties to fulfill delivery orders; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; the potential for increased labor costs or difficulty training and retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; increases in the cost of food ingredients and other key supplies or higher food costs due to changes in supply chain protocols; risks related to our marketing and advertising strategies, which may not be successful and may expose us to liabilities; risks related to our on-going restructuring activities, including increased expenses and substantial turnover in the ranks of our corporate support teams; risks associated with recent leadership changes and our dependence on key personnel; supply chain risks; risks relating to our expansion into new markets, including outside the U.S., or non-traditional restaurant sites; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity philosophy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to the impact of social media, including the rapid proliferation of information about our restaurants or brand that may be unfavorable;  risks relating to our insurance coverage and self-insurance; risks regarding our ability to protect our brand and reputation; risks associated with our reliance on certain information technology systems; risks related to our ability to effectively manage our growth and transformation, including our digital business, delivery orders, catering, new restaurant concepts, and other factors; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	Three months ended December 31,
	2018		2017
Revenue	$1,225,061	100.0%	$1,110,100	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	406,536	33.2	379,914	34.2
Labor	332,509	27.1	305,428	27.5
Occupancy	88,404	7.2	84,650	7.6
Other operating costs	189,303	15.5	175,038	15.8
General and administrative expenses	103,720	8.5	57,690	5.2
Depreciation and amortization	53,217	4.3	41,442	3.7
Pre-opening costs	1,756	0.1	2,577	0.2
Impairment, closure costs, and asset disposals	10,004	0.8	3,332	0.3
Total operating expenses	1,185,449	96.8	1,050,071	94.6
Income from operations	39,612	3.2	60,029	5.4
Interest and other income, net	3,858	0.3	1,437	0.1
Income before income taxes	43,470	3.5	61,466	5.5
Provision for income taxes	(11,451)	(0.9)	(17,673)	(1.6)
Net income	$32,019	2.6%	$43,793	3.9%
Earnings per share:
Basic	$1.15		$1.56
Diluted	$1.15		$1.55
Weighted-average common shares outstanding:
Basic	27,763		28,158
Diluted	27,946		28,164

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

	Year ended December 31,
	2018		2017
	(unaudited)
Revenue	$4,864,985	100.0%	$4,476,412	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,600,760	32.9	1,535,428	34.3
Labor	1,326,079	27.3	1,205,992	26.9
Occupancy	347,123	7.1	327,132	7.3
Other operating costs	680,031	14.0	651,644	14.6
General and administrative expenses	375,460	7.7	296,388	6.6
Depreciation and amortization	201,979	4.2	163,348	3.6
Pre-opening costs	8,546	0.2	12,341	0.3
Impairment, closure costs, and asset disposals	66,639	1.4	13,345	0.3
Total operating expenses	4,606,617	94.7	4,205,618	94.0
Income from operations	258,368	5.3	270,794	6.0
Interest and other income, net	10,068	0.2	4,949	0.1
Income before income taxes	268,436	5.5	275,743	6.2
Provision for income taxes	(91,883)	(1.9)	(99,490)	(2.2)
Net income	$176,553	3.6%	$176,253	3.9%
Earnings per share:
Basic	$6.35		$6.19
Diluted	$6.31		$6.17
Weighted-average common shares outstanding:
Basic	27,823		28,491
Diluted	27,962		28,561

Chipotle Mexican Grill, Inc.

Consolidated Balance Sheet

(in thousands, except per share data)

	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$249,953	$184,569
Accounts receivable	62,312	40,453
Inventory	21,555	19,860
Prepaid expenses and other current assets	54,129	50,918
Income tax receivable	-	9,353
Investments	426,845	324,382
Total current assets	814,794	629,535
Leasehold improvements, property and equipment, net	1,379,254	1,338,366
Restricted cash	30,199	29,601
Other assets	19,332	26,251
Goodwill	21,939	21,939
Total assets	$2,265,518	$2,045,692
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$113,071	$82,028
Accrued payroll and benefits	113,467	82,541
Accrued liabilities	147,849	95,679
Unearned revenue	70,474	63,645
Income tax payable	5,129	-
Total current liabilities	449,990	323,893
Deferred rent	330,985	316,498
Deferred income tax liability	11,566	814
Other liabilities	31,638	40,042
Total liabilities	824,179	681,247
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2018 and 2017, respectively	-	-
Common stock, $0.01 par value, 230,000 shares authorized, 35,973 and 35,852 shares issued as of December 31, 2018 and 2017, respectively	360	359
Additional paid-in capital	1,374,154	1,305,090
Treasury stock, at cost, 8,276 and 7,826 common shares at December 31, 2018 and 2017, respectively	(2,500,556)	(2,334,409)
Accumulated other comprehensive income (loss)	(6,236)	(3,659)
Retained earnings	2,573,617	2,397,064
Total shareholders' equity	1,441,339	1,364,445
Total liabilities and shareholders' equity	$2,265,518	$2,045,692

Chipotle Mexican Grill, Inc.

Consolidated Statement of Cash Flows

(in thousands)

	Year ended December 31,
	2018	2017
	(unaudited)	(as adjusted)(1)
Operating activities
Net income	$176,553	$176,253
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	201,979	163,348
Deferred income tax (benefit) provision	10,585	(18,026)
Impairment, closure costs, and asset disposals	61,987	13,345
Bad debt allowance	125	214
Stock-based compensation expense	69,164	65,255
Other	(2,918)	(218)
Changes in operating assets and liabilities:
Accounts receivable	(8,298)	(140)
Inventory	(1,722)	(5,250)
Prepaid expenses and other current assets	(3,811)	(6,710)
Other assets	(2,005)	(1,476)
Accounts payable	32,080	10,908
Accrued payroll and benefits	29,568	6,188
Accrued liabilities	14,831	28,179
Unearned revenue	6,829	4,207
Income tax payable/receivable	14,439	(4,173)
Deferred rent	21,297	29,996
Other long-term liabilities	869	6,316
Net cash provided by operating activities	621,552	468,216
Investing activities
Purchases of leasehold improvements, property and equipment	(287,390)	(216,777)
Purchases of investments	(485,188)	(199,801)
Maturities of investments	385,000	330,000
Net cash used in investing activities	(387,578)	(86,578)
Financing activities
Acquisition of treasury stock	(160,937)	(285,218)
Tax withholding on share-based compensation awards	(5,411)	(702)
Stock plan transactions and other financing activities	(187)	26
Net cash used in financing activities	(166,535)	(285,894)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,457)	2,056
Net change in cash, cash equivalents, and restricted cash	65,982	97,800
Cash, cash equivalents, and restricted cash at beginning of period	214,170	116,370
Cash, cash equivalents, and restricted cash at end of period	$280,152	$214,170

(1) Balances were adjusted due to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” as discussed in further detail in Item 1. “Financial Statements,” in our Form 10-Q.

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2018	2018	2018	2018	2017
Number of restaurants opened	40	28	34	35	38
Restaurant relocations/closures	(12)	(32)	(8)	(2)	(4)
Number of restaurants at end of period	2,491	2,463	2,467	2,441	2,408
Average restaurant sales	$2,004	$1,980	$1,950	$1,941	$1,940
Comparable restaurant sales increase	6.1%	4.4%	3.3%	2.2%	0.9%

Chipotle Mexican Grill, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

The following table provides a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding restaurant asset impairment, corporate restructuring, and certain other costs. Adjusted diluted earnings per share is adjusted net income divided by diluted weighted-average common shares outstanding. We believe that these measures enhance investors’ ability to compare the past financial performance of our underlying business with our current business performance and reflect the performance of our underlying restaurants separate from asset impairment, corporate restructuring and certain other costs at the corporate level. Management uses these non-GAAP measures for similar purposes. Our adjusted net income and adjusted diluted earnings per share measures may not be comparable to other companies’ adjusted income measures.

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$32,019	$43,793	$176,553	$176,253
Non-GAAP adjustments:
Restaurant closure costs:
Lease termination and other restaurant closure costs(1)	5,931	-	35,752	-
Accelerated depreciation(2)	1,027	-	6,570	-
Corporate Restructuring:
Lease termination and other office closure costs(3)	348	-	15,571	-
Accelerated depreciation(2)	283	-	720	-
Duplicate rent expense(4)	1,565	-	2,518	-
Employee related restructuring costs(5)	12,178	-	24,534	-
Other adjustments(6)	1,396	-	5,040	30,000
Total non-GAAP adjustments	$22,728	$-	$90,705	$30,000
Tax effect of non-GAAP adjustments(7)	(6,694)	-	(13,852)	(11,766)
After tax impact of non-GAAP adjustments	$16,034	$-	$76,853	$18,234
Adjusted net income	$48,053	$43,793	$253,406	$194,487

Diluted weighted-average number of common shares outstanding	27,946	28,164	27,962	28,561
Diluted earnings per share	$1.15	$1.55	$6.31	$6.17
Adjusted diluted earnings per share	$1.72	$1.55	$9.06	$6.81

(1) Costs for restaurant lease terminations, asset impairment charges, and other closure expenses for restaurant closures announced in June 2018 due to underperformance.
(2) Accelerated depreciation for restaurant and office closures announced in June 2018 due to underperformance and the corporate restructuring.
(3) Costs for office lease terminations, asset impairment and other closure expenses for the corporate headquarter relocation and office consolidation announced in May 2018.
(4) Duplicate rent expense for the corporate headquarter relocation and office consolidation announced in May 2018.
(5) Costs for employee severance, stock modifications, transition expenses, recruitment, relocation costs, third party and other employee-related costs.

(6) For the three months ended December 31, 2018, consists of costs for professional services for an initiative undertaken as part of our ongoing business transformation. For the twelve months ended December 31, 2018, also includes the uninsured portion of a judgment in a single legal proceeding, in an amount exceeding the range typically seen in the ordinary-course, single-plaintiff litigation matters.  For the twelve months ended December 31, 2017, consists of a nonrecurring charge we recorded related to the data security incident that occurred in the first six months of 2017.

(7) For the three months ended December 31, 2018, includes a one-time benefit for restaurant employee meals due to TCJA of $3,274 and a write-off of deferred tax assets related to expired stock awards of $530. For the twelve months ended December 31, 2018, includes a one-time benefit for restaurant employee meals due to TCJA of $3,274 and a write-off of deferred tax assets related to expired stock awards of $10,776.